PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Group Announces Third Quarter 2005 Results

---$10.77 million in Underlying Earnings for the Quarter---

---Announces Stock Buyback Program---

Montreal, Quebec, November 7, 2005 – Optimal Group Inc. (NASDAQ:OPMR), today announced its financial results for the third quarter ended September 30, 2005. Optimal also announced today a stock buyback program, to which Optimal may apply some or all of the proceeds from dividends expected to be paid commencing in 2006 by FireOne Group plc, Optimal’s majority-controlled subsidiary. All references are to U.S. dollars.

Third Quarter and Nine-Months ended September 30, 2005 Results

Revenues for the third quarter ended September 30, 2005 were $44.8 million compared to $28.3 million in the third quarter ended September 30, 2004. Underlying earnings from continuing operations before income taxes and non-controlling interest were $10.77 million or $0.42 per diluted share for the third quarter ended September 30, 2005 compared to $4.5 million or $0.20 per diluted share for the corresponding period of the prior year. Compared to the quarter ended June 30, 2005, underlying earnings from continuing operations before income taxes and non-controlling interest increased by $2.1 million or 24% from $8.7 million to $10.77 million.

Net earnings for the third quarter ended September 30, 2005 were $0.5 million or $0.02 per diluted share, which includes stock-based compensation expense of $3.6 million or $0.14 per diluted share. The net earnings for the comparable year-earlier period were $0.1 million or $0.01 per diluted share, which included stock-based compensation expense of $1.9 million or $0.09 per diluted share.

Underlying earnings from continuing operations before income taxes and non-controlling interest is a non-GAAP (Generally Accepted Accounting Principles) financial measure that excludes amortization of intangibles, amortization of property and equipment, inventory write-downs, stock-based compensation expense, restructuring costs, foreign exchange, goodwill impairment, gain on sale of investments, income taxes, non-controlling interest and discontinued operations.

Optimal believes that underlying earnings from continuing operations before income taxes and non-controlling interest is useful to investors as a measure of Optimal's earnings because it is an important measure of the Company's growth and performance, and provides a meaningful reflection of underlying trends of its business. A reconciliation of Optimal's underlying earnings from continuing operations before income taxes and non-controlling interest is included in Annex A to the Company's interim consolidated financial statements attached below.

Optimal Group Announces Third Quarter 2005 Results	Page 2

Revenues for the nine months ended September 30, 2005 were $119.5 million compared to $58.5 million in the nine months ended September 30, 2004. Underlying earnings from continuing operations before income taxes and non-controlling interest were $24.9 million for the nine months ended September 30, 2005 compared to $2.4 million for the corresponding period of the prior year.

Net earnings for the nine months ended September 30, 2005 were $21.2 million or $0.85 per diluted share, which includes stock-based compensation expense of $8.3 million or $0.33 per diluted share. The net loss for the comparable period of the prior year was $9.7 million or $0.50 per diluted share, which included stock-based compensation expense of $3.8 million or $0.20 per diluted share.

The non-controlling interest of $1.5 million and $1.7 million for the three and nine months ended September 30, 2005, respectively, represent the 21.3% of FireOne Group (on a fully diluted basis) not owned by Optimal.

Optimal’s financial results for the period ended September 30, 2005 do not reflect any financial impact of the recently announced acquisition of U.S. merchant processing contracts and associated sales channel contracts from Moneris Solutions, Inc. The results of this acquisition will be included in the fourth quarter.

As at September 30, 2005, cash, cash equivalents, short-term investments and settlement assets net of bank indebtedness, customer reserves and security deposits were $120.5 million. Working capital, excluding cash and short-term investments held as reserves and cash held in escrow, as at September 30, 2005 was $74.4 million. Shareholders’ equity at quarter end was $212.1 million.

Commenting on the announcement, Holden L. Ostrin, Co-Chairman of Optimal, said, "We are very pleased with our results and the prospects for our payments businesses. Optimal continues to generate strong cash flow and the operational performance of the Company’s businesses continues to enjoy solid growth. We remain highly focused on executing on our announced strategy to leverage the operational results of our FireOne subsidiary to help build out a leading conventional payments business in our Optimal Payments subsidiary. Mr. Ostrin continued, “Our long-term goal is to create strong franchise value in both of our payments subsidiaries by investing in our payments infrastructure and using the strength of our balance sheet to complete strategic acquisitions.

“As well, we are taking steps to return cash to Optimal’s shareholders through the initiation of a stock buyback program. Through operating performance, a stock buyback program at Optimal and the dividend program that will commence in 2006 at our FireOne subsidiary, Optimal continues to be very focused on creating value for its shareholders”, Mr. Ostrin concluded.

Optimal Group Announces Third Quarter 2005 Results	Page 3

Share Buyback Plan

Optimal’s Board of Directors has approved a stock buyback program which authorizes the company to purchase up to 1,100,000 (or approximately 4.7%) of the 23,201,415 Class “A” shares outstanding as at November 7, 2005. By making such purchases, the number of Class “A” shares in circulation will be reduced and the proportionate share interest of all remaining holders of Class “A” shares will be increased on a pro rata basis. The funding for any purchases made under the stock buyback program may include some or all of the proceeds from dividends expected to be paid commencing in 2006 by FireOne Group plc, Optimal’s majority-controlled subsidiary. FireOne Group has announced that it intends to commence paying a dividend on its ordinary shares, beginning in 2006. Based on current provisions of the Irish tax laws and the double tax treaty between Ireland and Canada, all such dividends declared by FireOne Group will be payable to Optimal free from Irish withholding tax.

Optimal may purchase the Class “A” shares on the open market through the facilities of the Nasdaq National Market from time to time over the course of 12 months commencing November 21, 2005 and ending on November 20, 2006. All shares purchased under the share repurchase program will be cancelled.

Financial Outlook for the Fourth Quarter of 2005

For the fourth quarter of 2005, Optimal anticipates that underlying earnings from continuing operations before income taxes and non-controlling interest will be approximately $13.4 million.

Key assumptions and sensitivities

For the purposes of projecting our fourth quarter 2005 underlying earnings from continuing operations before income taxes and non-controlling interest, we have made the following principal assumptions: fourth quarter growth in both the gaming and non-gaming payment processing industries will approximate the growth experienced in recent quarters; we will be successful in the continuing integration of the business assets acquired this year by our payments business, and no unanticipated expenses will be incurred; none of our bank or other significant third party supplier relationships will be prejudiced by the enactment, or threatened enactment, of legislation making the funding of Internet gaming activities unlawful; bad debt expense will be consistent with our bad debt experience over recent quarters; and we will not suffer the loss, due to insolvency or otherwise, of any customer that accounts for a significant portion of the revenues of our payments or services business. Although we believe that the assumptions underlying our statement as to projected fourth quarter 2005 underlying earnings from continuing operations before income taxes and non-controlling interest are reasonable, any of those assumptions could prove to be inaccurate and, therefore, there can be no assurance that such projection will prove to be accurate.

Our statement as to projected fourth quarter 2005 underlying earnings from continuing operations before income taxes and non-controlling interest is forward looking, and does not take into account the potential impact of any future divestitures, acquisitions, mergers or other business combinations. Furthermore, our actual fourth quarter 2005 underlying earnings from continuing operations before income taxes and non-controlling interest are subject to the risks

Optimal Group Announces Third Quarter 2005 Results	Page 4

and uncertainties summarized below under “Forward Looking Statements” and could differ materially from our projection.

Accelerated Vesting of Stock Options

Optimal’s Board of Directors also approved the accelerated vesting, in the fourth quarter, of all unvested stock options previously awarded to employees, officers and directors to eliminate compensation expense that would otherwise be recognized in Optimal’s income statement with respect to these stock options. Optimal’s Board of Directors took this action with the belief that it is in the best interest of shareholders as it will reduce the Company’s reported non-cash, compensation expense in future periods. The primary purpose of the acceleration is to eliminate future non-cash, compensation expenses associated with the accelerated options that the Company would otherwise recognize. As a result of the accelerated vesting, and the concurrent accelerated vesting of unvested FireOne Group restricted stock units, Optimal will record a non-cash, one-time stock compensation expense in the fourth quarter of approximately $13.8 million, which will result in the elimination of quarterly stock based compensation expense in the same aggregate amount that would otherwise be required to be recognized over the six quarters ending June 30, 2007.

The unvested options to be accelerated are comprised of options granted under the company’s stock option plan and options granted by Terra Payments Inc. and assumed by Optimal upon its acquisition of Terra Payments. In order to prevent unintended personal benefits to employees, officers and directors, the Board imposed restrictions on any shares received through the exercise of accelerated options held by those individuals. These restrictions prevent the sale of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual's termination of employment. The Board of Directors of FireOne Group imposed a similar restriction upon the sale of the ordinary shares underlying the FireOne Group restricted share units in respect of which the vesting it to be accelerated.

Conference Call Details

Optimal's conference call will be held on Tuesday, November 8, 2005 at 10:00 am (EST). It is the intent of Optimal's conference call to have the question and answer session limited to institutional analysts and investors. The call can be heard beginning at 10:00 am (EST) as an audio webcast via Optimal's website at www.optimalgrp.com. As well, Optimal invites retail brokers and individual investors to hear the conference call replay by dialing 514-861-2722 / 1-800-408-3053 access code: 3164967#. The replay may be heard beginning at 2:00 pm (EST) on November 8, 2005 and will be available for five business days thereafter.

About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America, the United Kingdom and Ireland. Through Optimal Payments, we process credit card payments for Internet businesses, mail-order/telephone-order and retail point-of-sale merchants, and process electronic checks and direct debits online and by phone. Through FireOne Group (London/AIM: FPA.L) and its subsidiaries, we process online gaming transactions through the use of credit and debit cards, electronic debit and through FirePay

Optimal Group Announces Third Quarter 2005 Results	Page 5

(www.firepay.com), a leading stored-value, electronic wallet. FireOne Group offers FirePay for non-gaming purchases as well. Through Optimal Services Group, we provide repair depot and field services to retail, financial services and other third-party accounts.

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Gary Wechsler

Chief Financial Officer

Optimal Group Inc.

(514) 738-8885

gary@optimalgrp.com

Forward-Looking Statements:

Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as the following: our ability to retain key personnel is important to our growth and prospects; we may be unable to find suitable acquisition candidates and may not be able to successfully integrate businesses that may be acquired into our operations; we are subject to the risk that a taxation authority could challenge certain filing positions we have taken and that a successful challenge could require us to pay significant additional taxes; our payments businesses are at risk of loss due to fraud and disputes; our payments businesses may not be able to safeguard against security and privacy breaches in our electronic transactions; our payment systems might be used for illegal or improper purposes; our payments businesses must comply with credit card and check clearing association rules and practices which could impose additional costs and burdens on our payments businesses; our payments businesses may not be able to develop new products that are accepted by our customers; the failure of our systems, the systems of third parties or the internet could negatively impact our business systems or our reputation; increasing government regulation of internet commerce could make it more costly or difficult to continue our payments businesses; our payments businesses rely on strategic relationships and suppliers; it may be costly and/or time-consuming to enforce our rights with respect to payments assets held in foreign jurisdictions; our ability to protect our intellectual property is key to the future growth of our payments businesses; our payments businesses operate in competitive markets for our products and services; our payments businesses rely upon independent sales agents to retain and acquire our customers; our business systems are based on sophisticated technology which may be negatively affected by technological defects and product development delays; our payments businesses rely upon encryption technology to conduct secure electronic commerce transactions; the ability of our payments businesses to process electronic transactions depends on bank processing and credit card systems; we are subject to exchange rate fluctuations between the U.S. and Canadian dollars; we may be subject to liability or business interruption as a result of unauthorized disclosure of merchant and cardholder data that we store; our businesses are subject to fluctuations in general business conditions; the legal status of internet gaming is uncertain and future regulation may make it costly or impossible to continue processing for gaming merchants; we face uncertainties with regard to lawsuits, regulations and similar matters; our contracts for hardware maintenance and repair outsourcing services may not be renewed or may be reduced; our hardware maintenance and repair outsourcing services business relies upon certain customers for a substantial portion of our services revenues; our hardware maintenance and repair outsourcing services business is affected by computer industry trends; our hardware maintenance and repair outsourcing services business operates in a market subject to rapid technological change; our per incident hardware maintenance and repair outsourcing services revenues are variable; we operate in a highly competitive market and there is no assurance that we will be able to compete successfully against current or future competitors; we rely on single suppliers for some of our inventory; we may not be able to accurately predict our inventory requirements; our hardware maintenance and repair outsourcing services business may be subject to unforeseen difficulties in managing customers’ equipment; our hardware maintenance and repair outsourcing services business may fail to price fixed fee contracts accurately; we may be subject to additional litigation stemming from our operation of the U-Scan self-checkout business.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations", “Legal Proceedings” and "Forward Looking Statements" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.

All information in this release is as of November 7, 2005. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Consolidated Balance Sheets, Statements of Operations and Statements of Cash Flows follow:

OPTIMAL GROUP INC.
Consolidated Balance Sheets
(Unaudited)
September 30, 2005 and December 31, 2004
(expressed in thousands of U.S. dollars)

	September 30,	December 31,
	2005	2004

Assets

Current assets:
Cash and cash equivalents	$155,957	$62,937
Cash held as reserves	19,698	18,739
Cash held in escrow	–	3,536
Short-term investments	28,008	88,213
Short-term investments held as reserves	3,014	2,104
Settlement assets	14,244	14,375
Accounts receivable	8,701	7,121
Income taxes receivable and refundable investment tax credits	993	773
Inventory	1,678	1,953
Prepaid expenses and deposits	2,218	1,138
Future income taxes	1,605	–
Current assets from discontinued operations	570	2,845
	236,686	203,734

Long-term receivables	3,590	3,666
Non-refundable investment tax credits	192	4,747
Property and equipment	5,263	4,462
Goodwill and other intangible assets	109,052	68,525
Deferred compensation cost	1,069	1,807
Future income taxes	682	3,979
Other asset	10,810	–
Long-term assets from discontinued operations	600	4,326

	$367,944	$295,246
Liabilities and Shareholders' Equity

Current liabilities:
Bank indebtedness	$6,445	$8,301
Customer reserves and security deposits	93,947	77,574
Accounts payable and accrued liabilities	28,709	24,219
Income taxes payable	9,297	403
Future income taxes	856	917
Current liabilities from discontinued operations	272	3,357
	139,526	114,771
Future income taxes	7,409	3,794
Non-controlling interest	8,932	–

Shareholders' equity:
Share capital	194,210	184,191
Additional paid-in capital	14,714	10,557
Retained earnings (deficit)	4,637	(16,583)
Cumulative translation adjustment	(1,484)	(1,484)
	212,077	176,681

	$367,944	$295,246

OPTIMAL GROUP INC.
Consolidated Statements of Operations
(Unaudited)
Periods ended September 30, 2005 and 2004
(expressed in thousands of U.S. dollars)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues	$44,786	$28,265	$119,460	$58,500

Expenses:
Transaction processing and service costs	22,172	16,469	62,258	37,069
Selling, general and administrative	11,860	6,866	31,889	17,654
Operating leases	1,120	925	3,042	2,435
Stock-based compensation pertaining to selling, general and administrative	3,579	1,898	8,313	3,832
Amortization of intangibles pertaining to transaction processing and service costs	2,485	918	5,487	1,713
Amortization of property and equipment	508	450	1,575	1,239
Foreign exchange	629	(77)	1,343	(127)
Restructuring costs	-	-	266	925
Inventory write-downs pertaining to service costs	–	–	–	2,931
Goodwill impairment	-	-	1,515	-

Earnings (loss) from continuing operations before undernoted items	2,433	816	3,772	(9,171)
Investment income	1,133	515	2,631	1,080
(Loss) gain on sale of interest in FireOne	(167)	–	30,411	–

Earnings (loss) from continuing operations before income taxes and non-controlling interest	3,399	1,331	36,814	(8,091)

Provision for income taxes	1,424	537	7,341	517

Earnings (loss) from continuing operations before non-controlling interest	1,975	794	29,473	(8,608)

Non-controlling interest	1,508	-	1,738	-

Earnings (loss) from continuing operations	467	794	27,735	(8,608)

Loss from discontinued operations	-	(662)	(6,327)	(5,264)

(Loss) gain on disposal of net assets from discontinued operations	-	-	(188)	4,164

Net earnings (loss)	$467	$132	$21,220	$(9,708)

Weighted average number of shares:
Basic	23,044,050	22,199,002	22,751,982	19,639,118
Plus impact of stock options and warrants	2,595,454	-	2,260,674	337

Diluted	25,639,504	22,199,002	25,012,656	19,639,455

Earnings (loss) per share:
Continuing operations:
Basic	$0.02	$0.04	$1.22	$(0.44)
Diluted	0.02	0.04	1.11	(0.44)
Discontinued operations:
Basic	-	(0.03)	(0.29)	(0.06)
Diluted	-	(0.03)	(0.26)	(0.06)
Total:
Basic	0.02	0.01	0.93	(0.50)
Diluted	0.02	0.01	0.85	(0.50)

OPTIMAL GROUP INC.
Consolidated Statements of Cash Flows
(Unaudited)
Periods ended September 30, 2005 and 2004
(expressed in thousands of U.S. dollars)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Cash flows from (used in) operating activities:
Net earnings (loss) from continuing operations	$467	$794	$27,735	$(8,608)
Adjustments for items not affecting cash:
Non-controlling interest	1,508	-	1,738	-
Stock-based compensation	3,579	1,898	8,313	3,832
Amortization	2,993	1,368	7,062	2,952
Goodwill impairment	-	-	1,515	-
Gain on sale of interest in FireOne	167	-	(30,411)	-
Loss on disposal of property and equipment	-	-	48	-
Foreign exchange	74	7	555	-
Inventory write-downs	-	-	-	2,931
Future income taxes	307	452	1,217	406
Net change in operating assets and liabilities	21,115	3,417	24,470	(5,512)
	30,210	7,936	42,242	(3,999)
Cash flows from (used in) investing activities:
Purchase of property, equipment and intangible assets	(703)	(508)	(1,916)	(2,032)
Proceeds from sale of property, equipment and intangibles	-	-	69	-
Proceeds from sale of assets	-	-	518	-
Proceeds from maturity of short-term investments	143	(4,756)	60,205	47,146
Proceeds from note receivable	(61)	(79)	76	68
Proceeds from sale of interest in FireOne	-	-	44,146	-
Decrease in cash held in escrow	816	-	3,536	-
Cash acquired on acquisition of Terra	-	-	-	43,427
Acquisition of NPS, net of cash of $126 in 2004	(1,500)	(11,892)	(3,000)	(11,892)
Acquisition of MCA, including acquisition costs of $49	(1,020)	-	(3,722)	-
Acquisition of UBC, including acquisition costs of $277	-	-	(44,277)	-
Proceeds from sale of business, before repayment of purchase price adjustment in July 2004	-	(4,806)	-	30,194
Proceeds from disposal of EBS	-	-	-	3,975
Transaction costs	(1,491)	-	(5,918)	(1,389)
Acquisition of Systech Retail Systems	-	(11)	-	(838)
	(3,816)	(22,052)	49,717	108,659
Cash flows from financing activities:
Decrease in bank indebtedness	50	667	(2,195)	298
Proceeds from issuance of common shares	1,741	143	6,702	175
	1,791	810	4,507	473

Effect of exchange rate on cash and cash equivalents	264	(101)	(392)	(220)

Increase (decrease) in cash and cash equivalents during the period	28,449	(13,407)	96,074	104,913

Net decrease in cash from discontinued operations	(191)	(1,258)	(3,054)	(5,553)

Cash and cash equivalents, beginning of period	127,699	118,237	62,937	4,212

Cash and cash equivalents, end of period	$155,957	$103,572	$155,957	$103,572

Annex A

Use of Non-GAAP Financial Information

We supplement our reporting of earnings (loss) from continuing operations before income taxes determined in accordance with Canadian and U.S. GAAP by reporting “underlying earnings (loss) from continuing operations before income taxes and non-controlling interest” as a measure of earnings (loss) in this earnings release. In establishing this supplemental measure of earnings (loss), we exclude from earnings (loss) from continuing operations before income taxes those items which, in the opinion of management, are not reflective of our underlying core operations.

Examples of the type of items which are included in our earnings (loss) from continuing operations before income taxes as determined in accordance with Canadian and U.S. GAAP, but which are excluded in establishing underlying earnings (loss) from continuing operations before income taxes and non-controlling interest may include, but are not limited to restructuring charges, inventory write-downs, stock-based compensation, amortization of intangible assets, amortization of property and equipment, foreign exchange gains and losses, goodwill impairment, gain on sale of investments, income taxes, non-controlling interest and discontinued operations. Management believes that underlying earnings (loss) from continuing operations before income taxes and non-controlling interest is useful to investors as a measure of our earnings (loss) because it is, for management, a primary measure of our growth and performance, and provides a more meaningful reflection of underlying trends of the business.

Underlying earnings (loss) from continuing operations before income taxes and non-controlling interest does not have a standardized meaning under Canadian or U.S. GAAP and therefore should be considered in addition to, and not as a substitute for, earnings (loss) from continuing operations before income taxes or any other amount determined in accordance with Canadian and U.S. GAAP. Our measure of underlying earnings (loss) from continuing operations before income taxes and non-controlling interest reflects management’s judgment in regard to the impact of particular items on our core operations, and may not be comparable to similarly titled measures reported by other companies.

Annex B

Payment Volume Metrics

The following data sets forth certain historical information of Optimal Group Inc. on an unaudited basis for the periods indicated. The data is derived from internal records and should be read in conjunction with Optimal Group’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.